Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SMITH ELECTRIC VEHICLES US CORP.

The undersigned, for the purposes of amending the Third Amended and Restated Certificate of Incorporation of Smith Electric Vehicles US Corp. (the “Corporation”), hereby certifies as follows:

1.  The name of the Corporation prior to the filing of this Certificate of Amendment to Third Amended and Restated Certificate of Incorporation is Smith Electric Vehicles US Corp.

2.  This Certificate of Amendment to Third Amended and Restated Certificate of Incorporation amends the Third Amended and Restated Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and has been approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.  The first paragraph of the Third Amended and Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:

FIRST:  The name of the corporation (hereinafter called the “Corporation”) is

SMITH ELECTRIC VEHICLES CORP.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and acknowledged by its Chief Executive Officer on this 4th day of November, 2011.

/s/ Bryan L. Hansel
By:	Bryan L. Hansel
Title:	President and Chief Executive Officer